Exhibit 4.3(d)

[This Note is a Global Security within the meaning of the Indenture referred to herein and is registered in the name of a Depositary or a nominee of a Depositary. Unless this certificate is presented by an authorized representative of [The Depository Trust Company, a New York corporation (“DTC”)] to the issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of [Cede & Co.] or in such other name as is requested by an authorized representative of [DTC] (and any payment is made to [Cede & Co.] or to such other entity as is requested by an authorized representative of [DTC]), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof has an interest herein.]

REGISTERED No.
	BB&T Corporation Medium-Term Note, Series G (Senior) (Global Original Issue Discount Fixed Rate Note)	Principal Amount: $ CUSIP No. [Common Code] [ISIN No.]

ORIGINAL ISSUE DATE:		MATURITY DATE:

INTEREST RATE:		REDEMPTION TERMS:

SPECIFIED CURRENCY:		OTHER TERMS:

ORIGINAL ISSUE DISCOUNT:		YIELD TO MATURITY:

[ ]	ORIGINAL ISSUE DISCOUNT NOTE SUBJECT TO “SPECIAL PROVISIONS” BELOW	[ ]	ORIGINAL ISSUE DISCOUNT NOTE FOR FEDERAL INCOME TAX PURPOSES ONLY

FOR PURPOSES OF SECTIONS 1273 AND 1275 OF THE INTERNAL REVENUE CODE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THIS NOTE IS THE PERCENTAGE OF ITS PRINCIPAL AMOUNT SET FORTH ABOVE AND THE YIELD TO MATURITY IS THE PERCENTAGE SET FORTH ABOVE.

BB&T CORPORATION, a corporation duly organized and existing under the laws of North Carolina (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred                      to), for value received, hereby promises to pay to          or registered assigns, the principal sum of                     [DOLLARS ($                    )] on the maturity date shown above (“Maturity Date”) or, together with any premium thereon, upon any applicable Redemption Date (subject to the “Special Provisions” on the reverse side hereof, if applicable), and to pay interest on such principal amount from the Original Issue Date or such other date shown above or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, on (but excluding) each February 1 and August 1 or such other dates, if any, as are specified under “Other Terms” above (the “Interest Payment Dates”), commencing with the Interest Payment Date immediately following the Original Issue Date or such other date shown above, at the rate per annum equal to the Interest Rate shown above, until the principal hereof is paid or made available for payment; provided, however, that if the Original Issue Date is between a Regular Record Date and an Interest Payment Date, the initial interest payment will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered holder on such next succeeding Regular Record Date. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date related to the Interest Payment Date, which, unless otherwise specified under “Other Terms” above, shall be the day (whether or not a Business Day) 15 calendar days preceding each Interest Payment Date; provided, however, that interest payable on the Maturity Date of this Note or any applicable Redemption Date shall be payable to the Person to whom principal shall be payable. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the holder hereof on such Regular Record Date and may be paid in accordance with the Indenture (i) to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the holder of this Note not less than 10 days prior to such Special Record Date; or (ii) in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by any such exchange, if such manner of payment is deemed practicable by the Trustee. In the event that any Maturity Date or Redemption Date is not a Business Day, the principal otherwise payable on such date will be paid on the next day that is a Business Day with the same force and effect as if made on such Maturity Date or Redemption Date, as applicable, and no interest will accrue for the period from and after such Maturity Date or Redemption Date to such next following Business Day. In the event that any Interest Payment Date is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day, and no interest will accrue with respect to the payment due on such Interest Payment Date for the period from and after that Interest Payment Date to such next succeeding Business Day. Unless otherwise specified on the face hereof, payment of the principal of (and premium, if any) and interest on this Note due on the Maturity Date or any applicable Redemption Date will be made in immediately available funds upon presentation of this Note to [The Depository Trust Company], as depositary, or its nominee or registered assigns as the registered owner of this Note; provided, however, that the Company may, at its option, pay principal and any premium and interest with respect to any Registered Note by mailing a check to the address of the Person entitled to payment as it appears on the Security Register, except that a holder of $10,000,000 (or the equivalent of $10,000,000 in a currency other than U.S. dollars) or more in aggregate principal amount of Notes of like tenor and terms shall be entitled to receive payments by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the applicable Paying Agent not later than 10 Business Days prior to the applicable payment date. Unless otherwise specified on the face hereof under “Other Terms,” interest on this Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months.

The principal of and any premium and interest on this Note are payable by the Company in U.S. dollars, unless a different Specified Currency is indicated on the face hereof. If the Specified Currency for this Note is other than U.S. dollars and The Depositary Trust Company is the Depositary, the Company will (unless otherwise specified on the face hereof) arrange to convert all payments in respect of this Note into U.S. dollars. If the Specified Currency is other than U.S. dollars and The Depository Trust Company is not the Depositary, all payments in respect of this Note shall be in such Specified Currency, unless otherwise specified on the face hereof. If this Note has a Specified Currency other than U.S. dollars, the amount of any U.S. dollar payment will be based on the bid quoted by the exchange rate agent for the purchase of U.S. dollars with the Specified Currency for settlement on the payment date and on the aggregate amount of the Specified Currency payable to the holder of this Note scheduled to receive such payments. The bid quotation will be as of 11:00 a.m., London time, on the second business day preceding the applicable payment date on which banks are open for business in London and New York City. If this bid quotation is not available, such exchange rate agent will obtain a bid quotation from a leading foreign exchange bank in London or New York City selected by such exchange rate agent. If these bids are not available, payment of the aggregate amount due to all holders on the payment date will be in the Specified Currency, unless the applicable foreign currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company’s control. If payment on this Note is required to be made in a currency other than U.S. dollars and that currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company’s control, or is no longer used by the government of the relevant country or for the settlement of transactions by public institutions of or within the international banking community (and is not replaced by another currency), then all payments on this Note will be made in U.S. dollars on the basis of the most recently available market exchange rate for the applicable foreign currency. All currency exchange costs will be borne by the holder of this Note by deductions from such payments due such holder.

If this Note has a Specified Currency other than U.S. dollars and The Depository Trust Company is the Depositary, the holder may (if so indicated on the face hereof) elect to receive all payments in respect of this Note in the Specified Currency by delivery of a written notice to the applicable Paying Agent not later than 15 calendar days prior to the applicable payment date, subject to certain exceptions. That election will remain in effect until revoked by written notice to the Paying Agent received no later than 15 calendar days prior to the applicable payment date.

Reference is hereby made to the further provisions of this Note set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee referred to below by manual signature, this Note shall not be entitled to any benefit under the Indenture hereinafter referred to or be valid or obligatory for any purpose.IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

BB&T CORPORATION

By:
Name:
Title:

Attest:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION This is one of the Securities issued under the within-mentioned Indenture. U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Or by

as Authenticating Agent

By:
Authorized Officer

[Reverse Side of Note]

BB&T CORPORATION

Medium-Term Note, Series G (Senior)

(Global Original Issue Discount Fixed Rate Note)

This Note is one of a duly authorized issue of the Company’s unsecured, unsubordinated medium-term notes, Series G due nine months or more from the date of issue (herein called the “Notes”), issued or to be issued under the Indenture Regarding Senior Securities, dated as of May 24, 1996, as amended by the First Supplemental Indenture, dated as of May 4, 2009 (as so amended, and as may be further amended or supplemented from time to time, the “Indenture”), between the Company and U.S. Bank National Association (as successor to the corporate trust business of State Street Bank and Trust Company), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture, including all indentures supplemental thereto, along with the Officers’ Certificate and Company Order (the “Officers’ Certificate”), dated as of June 30, 2017, with respect to, among other things, the establishment of the Notes, reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered. In accordance with the Indenture and Officers’ Certificate, the Notes may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption and repayment provisions, if any, may be subject to different sinking, purchase or analogous funds, if any, may be subject to different covenants and events of default, and may otherwise vary as therein provided or permitted. The Indenture does not limit the aggregate principal amount of Notes that the Company may issue.

If possible Redemption Dates or periods within which Redemption Dates may occur and the related Redemption Prices (unless otherwise specified on the face hereof under “Other Terms,” expressed as percentages of the principal amount of this Note if this Note is an Original Issue Discount Note for federal income tax purposes only as shown on the face hereof and as percentages of the Amortized Face Amount (as defined below) of this Note if this Note is an Original Issue Discount Note subject to the “Special Provisions” below as shown on the face hereof) are set forth on the face hereof under “Redemption Terms,, unless otherwise specified on the face hereof, this Note is subject to redemption prior to the Maturity Date upon not less than 30 nor more than 60 days’ notice mailed to the Person in whose name this Note is registered at such address as shall appear in the Security Register of the Company, on any Redemption Date so specified or occurring within any period so specified, as a whole or in part, at the election of the Company, at the applicable Redemption Price so specified, together with accrued interest, if any, to the Redemption Date, provided, however, that installments of interest whose Stated Maturity is on or prior to such Redemption Date will be payable to the holder of this Note (or one or more predecessor Notes) at the close of business on the relevant Record Dates on the face hereof, all in accordance with the terms hereof and as provided in the Indenture. If less than all of the Notes of like tenor and terms are to be redeemed, the Trustee will select the Notes to be redeemed by a method that the Trustee deems fair and appropriate in accordance with the procedures of the Depositary. In the event of redemption of less than all of the principal of this Note, a new Note of this series with similar terms and of an authorized denomination representing the unredeemed portion of this Note will be issued in the name of the holder hereof upon the cancellation hereof. Unless otherwise specified on the face hereof, under “Redemption Terms,” this Note is not subject to any sinking fund, and the Company will not be obligated to redeem, purchase or repay this Note pursuant to a sinking fund or analogous provision or at the option of the holder.

Unless otherwise specified on the face hereof, the events that constitute Events of Default with respect to this Note shall be as set forth in the Indenture. If an Event of Default with respect to the Notes shall occur and be continuing, a lesser amount than the principal amount due at the Stated Maturity may (subject to the conditions set forth in the Indenture) be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and interest, if any, on this Note shall terminate.

The Indenture permits the modification of the rights and obligations of the Company and the rights of the holders of Securities Outstanding under the Indenture at any time by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected, although certain modifications cannot be made without the consent of the holder of each

Outstanding Security affected thereby. The Indenture also permits the Company and the Trustee to modify the Indenture in certain circumstances without the consent of the holders of any Securities at the time Outstanding. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Notes at the time Outstanding, on behalf of the holders of all Notes, prior to any acceleration of the principal of the Notes, to waive any past default or Event of Default under the Indenture and its consequences, except a default under a covenant that cannot be modified without the consent of each holder of a Note affected thereby. In addition, the holders of a majority in aggregate principal amount of the Outstanding Notes may waive all defaults and rescind a declaration of acceleration of the Notes if certain conditions are satisfied. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

In determining whether the holders of the requisite principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture or whether a quorum is present at a meeting of holders of Notes, the principal amount of any Original Issue Discount Note that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair or affect, without the consent of a holder of this Note, the right of such holder to receive payment of the principal of and any premium and interest on this Note on or after the respective Stated Maturities, or to institute suit for the enforcement of any such payment on or after such respective dates against the Company.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register of the Company, upon due presentment of this Note for registration of transfer at the office or agency of the Company in any place where the principal (and premium, if any) of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor and terms and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

Unless otherwise set forth on the face hereof under “Other Terms,” the Notes are issuable only in fully registered form without coupons in denominations of $1,000 or any amount in excess of $1,000 which is an integral multiple of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of other authorized denominations and of like tenor and terms of the same series, as requested by the holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered in the Security Register as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Note may have such additional or different terms as are set forth on the face hereof under “Other Terms” as provided for or permitted in the Indenture or the Officers’ Certificate. Any terms so set forth shall be deemed to modify and/or supersede, as necessary, any other terms set forth in this Note.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

Unless otherwise defined herein, all terms used in this Note which are defined in the Indenture or Officers’ Certificate shall have the respective meanings assigned to them in the Indenture or Officers’ Certificate.

SPECIAL PROVISIONS

Unless otherwise indicated on the face hereof under “Other Terms,” if this Note is an Original Issue Discount Fixed Rate Note subject to these Special Provisions, as indicated on the face hereof, the amount due and payable on this Note in the event that the principal amount hereof is declared due and payable prior to the Stated Maturity hereof or in the event that this Note is redeemed shall be the Amortized Face Amount of this Note or, in the case of redemption, the specified percentage of the Amortized Face Amount of this Note on the date such payment is due and payable as determined by the Company, plus, in each case, any accrued but unpaid “qualified stated interest” payments (as defined in the Treasury Regulations regarding original issue discount issued by the Treasury Department (the “Regulations”)).

The “Amortized Face Amount” of this Note shall be the amount equal to the sum of (i) the issue price (as defined below) of this Note and (ii) that portion of the difference between the issue price and the principal amount of this Note that has been amortized at the Stated Yield (as defined below) of this Note (computed in accordance with Section 1272(a)(4) of the Internal Revenue Code of 1986, as amended, and Section 1.1275-1(b) of the Regulations, in each case as in effect on the issue date of this Note) at the date as of which the Amortized Face Amount is calculated. In no event can the Amortized Face Amount exceed the principal amount of this Note due at the Stated Maturity hereof. As used in the preceding sentence, the term “issue price” means the principal amount of this Note due at the Stated Maturity hereof less the Original Issue Discount of this Note specified on the face hereof. The term “Stated Yield” of this Note means the Yield to Maturity specified on the face hereof for the period from the Original Issue Date of this Note specified on the face hereof, to the Stated Maturity hereof based on the issue price and stated redemption price at maturity hereof.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM—as tenants in common
TEN ENT—as tenants by the entireties
JT TEN—as joint tenants with right of survivorship and not as tenants in common
UNIF GIFT MIN ACT—	Custodian
	(Cust)	(Minor)
under Uniform Gift to Minors Act

(State)

Additional abbreviations may be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY

OR OTHER IDENTIFYING NUMBER

OF ASSIGNEE

(Name and address of assignee, including zip code, must be printed or typewritten)

the within Note, and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the within Company, with full power of substitution in the premises.

Dated

NOTICE: The signature to this assignment must correspond with the name as written upon the within Note in every particular, without alteration or enlargement or any change whatever and must be guaranteed by a commercial bank or trust company having its principal office or a correspondent in New York City or by a member of the New York Stock Exchange.